Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for June 2021

HOUSTON, Texas, June 18, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $821,024.63 or $0.017615 per Unit, based primarily upon estimated production during the month of April 2021, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable July 15, 2021, to Unit Holders of record as of June 30, 2021.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,498,553                 Mcf (2,776,171 MMBtu) for April 2021, as compared to 2,617,042 Mcf (2,907,824 MMBtu) for March 2021. Dividing revenues by production volume yielded an average gas price for April 2021 of $1.67 per Mcf ($1.50 per MMBtu), as compared to an average gas price for March 2021 of $2.07 per Mcf ($1.86 per MMBtu).

Hilcorp informed the Trust that due to Hilcorp’s transition to a new accounting system, the April 2021 reporting month is based on estimated production, estimated prices and estimated costs.

Hilcorp also reported that for the reporting month of April 2021, revenue included an estimated $100,000 for non-operated revenue. For the month ended April 2021, Hilcorp reported to the Trust capital costs of $11,623, lease operating expenses and property taxes of $2,459,029, and severance taxes of $780,743.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt.us@bbva.com
Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.